                                         Exhibit 99-B.8.38
                FIRST AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment is dated as of May 1, 2007 between Columbia Wanger Asset
Management, LP (the “Adviser”), Wanger Advisors Trust (the “Fund”), ING Life
Insurance and Annuity Company (“ING Life”) and ReliaStar Life Insurance Company
(“ReliaStar”), (collectively, the “parties”).

WHEREAS, the parties entered into a Fund Participation Agreement dated as of May 1,
2004 (the “Agreement”) and now desire to amend the list of Portfolios available set forth in Schedule B.

WHEREAS, the parties to this Amendment now desire to modify the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

             List of Portfolios Available. Schedule B is hereby deleted in its entirety and is replaced by the attached Schedule B.

Aside from the above-referenced amendment, all other terms and conditions of the
Agreement shall remain in full force and effect.

A duly authorized representative of each party has signed this Amendment as of the date set forth above.

Columbia Wanger Asset Management, LP		Wanger Advisors Trust
By:	/s/ Bruce H. Lauer	By:	/s/ Bruce H. Lauer
Name:	Bruce H. Lauer	Name:	Bruce H. Lauer
Title:	COO	Title:	Treasurer
ING Life Insurance and Annuity Company		ReliaStar Life Insurance Company
By:	/s/ Michael C. Eldredge	By:	/s/ Robert A. Garrey
Name:	Michael C. Eldredge	Name:	Robert A. Garrey
Title:	Vice President	Title:	Vice President

Schedule B
List of Portfolios available
[See Section 1(b) of the Agreement]
Wanger International Small Cap
Wanger Select
Wanger U.S. Smaller Companies